Exhibit 10.3

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

US – DIP SHARE UNIT (RSU) AWARD AGREEMENT

CEO SPECIAL AWARD

Janus Henderson Group plc (the “Company”) grants to Ali Dibadj (the “Grantee”), effective as of May 12, 2025 (the “Grant Date”), a deferred incentive award in the form of Share Units (the “DIP Share Unit Award”) as described below, subject to the terms and conditions set forth in this DIP Award agreement ( this “DIP Award Agreement”), the Company’s 2022 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), the Executive Income Deferral Program (if applicable to the Grantee), the attached Appendices (if any), and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP Share Unit Award and the underlying Shares, including those regarding the deferral of the DIP Share Unit Award, the Personal Code of Ethics, the Share Trading Policy and the Market Conduct Policy. The Grantee must accept the DIP Share Unit Award, including all of the applicable terms and conditions, by August 10, 2025 or such later date determined by the Committee, or it will lapse. Capitalized terms used but not defined in this DIP Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices (if any). The Company Plan and the method of accepting the DIP Share Unit Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.	Grant of Share Unit Award.

Subject to the provisions of this DIP Award Agreement and the Company Plan, the Company hereby grants to the Grantee the number of Share Units identified in the table below (granted pursuant to Article 8 of the Company Plan), representing the same number of Shares.

Share Unit Award
Number of Share Units Granted:	#QuantityGranted#

2.	Vesting.

a.

Except as otherwise provided herein, the DIP Share Unit Award will become vested on the fifth anniversary of the Grant Date (the “Vesting Date”), provided that the Grantee has not experienced a Termination of Affiliation prior to the Vesting Date.

b.

Notwithstanding the foregoing, except as set forth in Section 2(c), upon the occurrence of a Change in Control, the Number of Share Units Granted shall remain outstanding and, except as set forth in Section 3(c), shall vest on the Final Vesting Date if the Grantee has not experienced a Termination of Affiliation prior to such date.

c.

Sections 2(b) and 3(c) shall not apply and instead the DIP Share Unit Award shall be immediately terminated, cancelled and forfeited upon a Change in Control occurring within 12 months following the Grant Date if (1) the DIP Share Unit Award is assumed or replaced with an award of substantially the same value and terms (in each case, as determined in the discretion of the Board prior to the Change in Control) and (2) the Grantee is offered the role of Chief Executive Officer of the Company (or at the ultimate top level operating company following the Change in Control if the Company isn’t the top-level operating company) on terms that would not give the Grantee Good Reason to terminate employment provided, however, for purposes of this Section 2(c), Good Reason shall not include a material reduction of the Executive’s duties, authority or responsibilities occurring by reason of the Company no longer being a publicly-traded company and Grantee therefore no longer being the Chief Executive Officer of a publicly-traded company.

3.	Termination of Affiliation.

a.

Except as otherwise provided herein or in any other written agreement between the Grantee and the Company or any of its Subsidiaries, in the event that the Grantee has a Termination of Affiliation, any unvested portion of the DIP Share Unit Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

b.

Notwithstanding the provisions of Sections 2 and 3(a) above and except as set forth in Section 3(c), if the Grantee has a Termination of Affiliation due to death or Disability, then the DIP Share Unit Award shall vest in a number of Share Units equal to (i) the Number of Share Units Granted multiplied by (ii) a fraction, the numerator of which is the number of days between the Grant Date and the date that such Termination of Affiliation occurs and the denominator of which is 1,826 days and such number of vested Share Units shall be settled in accordance with Section 4; provided, that such vesting shall be subject to the Grantee executing a legal release of the Grantee’s claims against the Company and its affiliates, in the form attached to the Grantee Employment Agreement (“Release”), within 21 days (except when associated with a group layoff of more than one person, in which case it is 45 days) following the effective date of the Termination of Affiliation (and not revoking the Release within the time period for revocation set forth in the Release). “Disability” shall have the meaning assigned to such term in the Grantee’s employment agreement with the Company, effective May 12, 2025 (the “Grantee Employment Agreement”).

c.

Notwithstanding the provisions of Sections 2(a), 2(b) and 3(a) above and except as set forth in 2(c) above, if the Grantee experiences a Termination of Affiliation due to a termination by the Company or a Subsidiary (as appropriate) without Cause or for Good Reason or due to death or Disability, in each case following a Change in Control (as defined in Appendix A), then the DIP Share Unit Award shall become fully vested and no longer subject to restriction upon such Termination of Affiliation; provided, that such vesting shall be subject to the Grantee executing a Release within 21 days (except when associated with a group layoff of more than one person, in which case it is 45 days) following the effective date of the Termination of Affiliation (and not revoking the Release within the time period for revocation set forth in the Release). “Cause” and “Good Reason” shall have the meanings assigned to such terms in the Grantee Employment Agreement.

4.	Issuance of Shares.

Subject to Section 7(b) of this DIP Award Agreement (pertaining to Section 409A of the Code) and Article 14.1 of the Company Plan (pertaining to the withholding of taxes) and the distribution provisions of Article VI of the Executive Income Deferral Program (if applicable to the Grantee), as soon as practicable after the date any Share Units become vested, but in no case later than 30 days following the date on which such Share Units become vested, the Company shall issue to the Grantee one or more share certificates or otherwise transfer Shares with respect to the Share Units vesting (or shall take other appropriate steps to reflect the Grantee’s ownership of all or a portion of the vested Share Units that are subject to this DIP Award Agreement).

5.	Rights as a Shareholder.

The Grantee shall have no rights as a shareholder unless and until the Grantee has become the holder of record of Shares following payment in Common Stock upon the vesting of Share Units; provided, that, the Grantee shall be eligible to receive an amount in cash equal to any distributions or dividends, or equivalent or related payments (“Dividends”) (to the extent that such Dividends have a record date that is on or after the date the Share Units have been credited to the Grantee) that would have been paid to the Grantee with respect to any then-unvested (or vested, but for which Shares have not yet been issued) Share Units if the Grantee had been the holder of record of Shares subject to such unvested or not yet settled Share Units as of the record date of such Dividends, which amount shall be paid to the Grantee on the first regularly scheduled payroll date of the Company that occurs following the date on which such Dividends are paid to holders of Shares and shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may determine it should withhold pursuant to any applicable law or regulation. No interest or other earnings will be credited to the Grantee with respect to such Dividends.

6.	Unfair Interference.

a.

The Grantee shall not without the prior written consent of the Company, during the Grantee’s employment with the Company and any Subsidiary and for a period of twelve months after the date on which the Grantee’s employment with the Company terminates (the “Termination Date”) for any reason, directly or indirectly, either alone or jointly with or on behalf of any other person, firm or company:

i.

hire, engage or solicit the services of or endeavor to entice away from the Company or any Subsidiary for which the Grantee has worked in the period of 12 months prior to the Termination Date, any director, employee or consultant of the Company or any such Subsidiary with whom the Grantee worked or had dealings during the course of the Grantee’s employment with the Company or any such Subsidiary, or

ii.	solicit, canvass, approach or accept any approach from any Customer of the Company or any Subsidiary with a view to obtain their custom or supply for a Competitor.

b.	In this Section 6:

i.

“Customer” means person, firm or company which at or within a period of two years prior to the Termination Date has done business with the Company or any Subsidiary as a customer, client or supplier, or which the Company or any Subsidiary is or was in the process of negotiating with a view to such person, firm or company becoming a customer, client or supplier, and with whom the Grantee worked or had dealings with in the course of the Grantee’s employment and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company; and

ii.

“Competitor” means an actual or prospective competitor of any business carried on by the Company or any Subsidiary in which the Grantee worked at any time during the period of one year prior to the Termination Date and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company.

c.	The Grantee acknowledges that:

i.

the restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Company (including but not limited to protecting confidential information, relationships with directors, employees, consultants and Customers, and the goodwill of the Company’s business) , and that, having regard to those interests such restrictions do not impose an unreasonable burden on the Grantee; and

ii.	damages are not an adequate remedy to protect the interests of the Company, and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any Court.

d.

Unless otherwise agreed to or indicated in a letter of employment, these restrictions shall supersede any other restriction to which the Grantee may be subject in respect of non-solicitation of employees and of customers as set out in the Grantee’s letter of employment, if any. All other restrictions to which the Grantee may be subject which are not superseded by this clause shall continue with full effect in addition to the restrictions set out in this clause.

e.

The consideration for the promises in these restrictions is given to the Grantee by the Company on its own behalf and on behalf of each other Subsidiary (including, for the avoidance of doubt, any subsidiary to which the Grantee provides services from time to time).

f.	The restrictions shall remain in full force and effect, except as otherwise provided herein, and survive the termination of the Grantee’s employment for any reason whatsoever.

g.

Notwithstanding anything herein to the contrary, Section 6(a)(ii) shall not apply after a Grantee’s Termination Date (i) if the Grantee primarily lived or worked in California on the date that Grantee signed this DIP Award Agreement or (ii) to the extent such section or any part thereof is otherwise unlawful under applicable law.

h.

Any proceedings initiated by the Grantee in relation to the restrictions in Section 6 shall be initiated in the jurisdiction in which the Grantee is employed or primarily providing services (which may be indicated in an employment contract) at the date of the termination of employment (“Territory”). For the avoidance of doubt, this Territory is Colorado for Grantees primarily living or working in Colorado. In the event that the Company or any Subsidiary (including, for the avoidance of doubt, any Subsidiary to which the Grantee provides services from time to time) is the plaintiff in any proceedings in relation to the restrictions in Section 6, the Company may, at its option, elect to enforce the restrictions in any competent court of any jurisdiction which shall accept jurisdiction for this purpose.

7.	Miscellaneous.

a.

Other Restrictions. Notwithstanding any other provision of the Company Plan or this DIP Award Agreement, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any Shares received as payment of the Share Units, unless (i) there is in effect with respect to the Shares received as payment for the Share Units a registration statement under the United States Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (ii) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Share Units, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

b.

Section 409A; Six-Month Delay.  Section 7(b) of this DIP Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP Share Unit Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the DIP Share Unit Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 3 of this DIP Award Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the DIP Share Unit Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under the DIP Share Unit Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP Share Unit Award during the six-month period immediately following the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).

c.

Notices. Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the applicable recipient; or when delivered by overnight courier.

d.

Binding Effect. Except as otherwise provided hereunder, this DIP Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Award Agreement, including all rights and obligations.

e.

Laws Applicable to Construction. Subject to Section 6 above, the interpretation, performance and enforcement of this DIP Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this DIP Award Agreement, the Share Units are subject to the terms and conditions of the Company Plan and the Executive Income Deferral Program (if applicable to the Grantee), which is hereby incorporated by reference.

f.

Adequate Information. By accepting the DIP Share Unit Award, the Grantee acknowledges that they have been given all relevant information and materials required with respect to the terms and conditions of the DIP Share Unit Award.

g.

No Advice. The information and materials provided in connection with the DIP Share Unit Award does not take into account the Grantee’s objectives, financial situation or needs. If the Grantee does not understand the terms and conditions of the DIP Share Unit Award, or is in any doubt, the Grantee should consult an independent authorized financial adviser. Neither the Company nor any Subsidiary, nor any entity or person acting on their behalf has provided the Grantee with any legal, investment, tax or financial advice with respect to the Grantee’s participation in the Company Plan, the DIP Share Unit Award or any Shares received upon the settlement of the DIP Share Unit Award.

h.

Language. The documents relating to the DIP Share Unit Award are in the English language only. By accepting the DIP Share Unit Award, the Grantee acknowledges that they fully understand the contents of the English language versions of these documents and that they do not need a translation.

i.

Employment. The grant of the DIP Share Unit Award does not form part of and does not affect or change the Grantee’s employment relationship with the Grantee’s employer. The Grantee is not automatically entitled to the exercise of any discretion under the DIP Share Unit Award in their favor and the Grantee does not have any claim or right of action in respect of any decision, omission, or discretion which may operate to their disadvantage. The Grantee also waives all rights which might arise in connection with the DIP Share Unit Award, other than the right to acquire Shares (subject to and in accordance with the terms of the DIP Award Agreement), in consideration for and as a condition of the DIP Share Unit Award. The Grantee does not have any right to compensation or damages for any loss (actual or potential) in relation to the DIP Share Unit Award.

j.

Mobile Employees.  If the Grantee is a mobile employee, meaning that they are based in different tax jurisdictions during the course of their employment or that they are or may be subject to tax in more than one country, state or territory, the Grantee is required to inform the Company and strongly encouraged to speak with their own personal tax adviser regarding the tax treatment of their participation in the DIP Share Unit Award.

k.

Exchange Controls & Reporting Requirements. The Grantee is solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to them with respect to their DIP Share Unit Award and neither the Company nor the Grantee’s employer will be responsible for obtaining exchange control approval or making such reports on the Grantee’s behalf. If the Grantee fails to obtain any required exchange control approval or make such reports, neither the Company nor the employer will be liable in any way for any resulting fines or penalties. The Grantee should seek independent professional advice if they are unsure about their obligations as a result of their participation in the DIP Share Unit Award.

l.

Currency Risk. If the DIP Share Unit Award is related to any Shares and those Shares are traded in a currency which is not the currency in the Grantee’s jurisdiction, the value of the Shares may also be affected by movements in the exchange rate. Neither the Company nor any Subsidiary, nor any entity or person acting on their behalf is liable for any depreciation (or other impact) on any Shares due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money.

m.

No Guarantee. Neither the Company nor any employer guarantees a specified level of return on the DIP Share Unit Award or, if applicable, any Shares. There is a risk that any Shares subject to the DIP Share Unit Award may fall as well as rise in value. Market forces will impact the price of any such Shares and, in the worst case, the market value of the Shares may become zero. More information in relation to the Company, including the share price performance, can be found at www.janushenderson.com.

n.

Electronic Communications. By accepting the DIP Share Unit Award, the Grantee consents to receiving all communications in relation to the DIP Share Unit Award electronically, including by email, and also consents to contracting electronically with the Company and/or other relevant parties in relation to the DIP Share Unit Award.

o.	Severability. The invalidity or unenforceability of any provision of this DIP Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Award Agreement.

p.

Conflicts and Interpretation.  In the event of any conflict between this DIP Award Agreement and the Company Plan or the Executive Income Deferral Program (if applicable to the Grantee), the Company Plan or the Executive Income Deferral Program (if applicable to the Grantee) shall take precedence. In the event of any ambiguity in this DIP Award Agreement, or any matters as to which this DIP Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

q.

Amendment. Except as otherwise provided for in this DIP Award Agreement, this DIP Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP Share Unit Award as a result of any new or change in existing applicable law. The waiver by either party of compli‐ance with any provision of this DIP Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Award Agreement, or of any subsequent breach by such party of a provision of this DIP Award Agreement. Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Award Agreement, to the extent that the Company determines that the Share Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Share Units in order to cause the Share Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

r.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Award Agreement.

APPENDIX A

CHANGE IN CONTROL

For purposes of the DIP Award Agreement:

a.	“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)

a change in the composition of the board of directors of the Company (the “Board”) such that the individuals who, as of the effective date of the DIP Award Agreement, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, as modified) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(ii)

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (“Business Combination”); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Common Stock of the Company and the outstanding voting securities of the Company immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of, respectively, the outstanding shares of common stock, and the combined Voting Power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Common Stock of the Company and the outstanding voting securities of the Company, as the case may be, (2) no Person (other than the Company or any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined Voting Power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination; and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iii)

a Person, or Persons acting as a group, acquires beneficial ownership of 50 percent or more of the fair market value or Voting Power of the outstanding Shares in one or a series of related transactions; or

(iv)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding (i), (ii) and (iii) above, that to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Plan with respect to a DIP Share Unit Award only if such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

APPENDIX B

FORFEITURE (MALUS)

The DIP Share Unit Award shall be subject to the forfeiture provisions set forth in this Appendix. Notwithstanding any provision of the Company Plan or the DIP Award Agreement (including this Appendix or any other Appendix thereto, if any) to the contrary, the DIP Share Unit Award shall be subject to such additional forfeiture, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.	Forfeiture (Malus)

a.

Any time prior to the issuance of Shares to the Grantee in respect of a DIP Share Unit Award, the Board, acting fairly and reasonably, may determine that the vesting of the DIP Share Unit Award or the delivery of Shares in respect of a vested DIP Share Unit Award is not justified (and the undelivered Shares underlying the DIP Share Unit Award shall be forfeited) due to:

i.

a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Share Unit Award was granted or earned, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (D) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group;

ii.	significant changes in the overall financial situation of the Group;

iii.

a material downturn in the performance of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;

iv.

a material failure of risk management of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

v.

the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehavior; and/or,

vi.

the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the DIP Share Unit Award, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.

b.

For the avoidance of doubt, the Board may determine that the Share Units may be forfeited in whole or in part. The effect of the forfeiture of the Share Units (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the issuance or transfer of Shares pursuant to this DIP Award Agreement.